HELP THE FUND AVOID ADDITIONAL PROXY SOLICITATION EXPENSE - PLEASE VOTE AND RETURN YOUR PROXY TODAY!

No matter how may shares you own, your vote matters. Please return your signed proxy card to us right away. If the October 31 meeting needs to be postponed, the Fund will incur additional expenses.

If you have recently returned your proxy, we thank you, and apologize for this second request.



                                            [LOGO] FIRST INVESTORS